Exhibit 23.1

To Whom It May Concern:

We hereby consent to the incorporation by reference in the Registration Statement of Sunshine Biopharma Inc. on Form S-1/A of our Report of Independent Registered Public Accounting Firm, dated April 1, 2025, on the balance sheet of Sunshine Biopharma Inc., as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholder's equity and cash flows for the years then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

July 25, 2025